Exhibit 3.7

STATE OF DELAWRE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Genesis Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “6(a)” so that, as amended, said Article shall be and read as follows:

“6. (a) The number of directors of the Corporation shall be not less than three (3) nor more than fourteen (14), the exact number to be fixed from time to time in the manner provided in the Bylaws of the Corporation.”

SECOND:  That by unanimous written consent of the Board of Directors and Sole Stockholder of Genesis Energy, Inc., in accordance with Sections 141(f), 228(a) and 242 of the Delaware General Corporation Law, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Board of Directors deems it advisable to amend the certificate of incorporation of the Corporation by deleting Section 6(a) thereof in its entirety and substituting the following in lieu thereof:

“6. (a) The number of directors of the Corporation shall be not less than three (3) nor more than fourteen (14), the exact number to be fixed from time to time in the manner provided in the Bylaws of the Corporation.”

FURTHER RESOLVED, that the sole stockholder of the Corporation hereby approves and consents to the foregoing amendment of the certificate of incorporation of the Corporation.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 13th day of July, 2007

By: /s/ Ross A. Benavides
Title: Chief Financial Officer
Name: Ross A. Benavides